Exhibit 4.1

EMPLOYEE’S STOCK OPTION SCHEME (‘ESOS’) XII

This ESOS has been framed by the Compensation Committee in accordance with Securities and Exchange Board of India (Employee Stock Options Scheme and Employees Stock Purchase Scheme) Guidelines, 1999, as amended, and the resolution of the shareholders of the Bank passed at their meeting held on 16th June, 2007.

CLAUSE A : DEFINITIONS

Unless repugnant to the context or meaning hereof, the following terms shall have the following meanings:

1. “Employee” shall mean

any permanent employee of the Bank from the grade of executive to the Managing Director and directors of the Bank, if any (either on the date of this scheme or thereafter) and shall include any employee of the Bank who has joined on the request of the Bank the employment of any company which is a subsidiary, or an affiliate company or sister concern of the Bank.

2. “Bank” shall mean HDFC Bank Limited.

3. “Employee Stock Option Scheme/ ESOS “ shall mean this scheme.

4. “Option” means a right but not an obligation granted to an Employee pursuant to this ESOS to apply for Equity Shares of the Bank at a pre-determined price as mentioned hereafter.

5. “Grant” means the issue of Options to Employees under this ESOS.

6. “Date of Vesting” shall mean the date on which the Employee is given a right to apply for shares of the Bank against the Options granted to him under this ESOS.

7. “Exercise” shall mean the act of making an application by the Employee to the Bank for issue of shares against Option vested in the Employee in pursuance of this ESOS.

8. “Price” shall mean the price communicated to the Employee at the time of granting of the Option determined as mentioned hereunder, which price has to be paid by the Employee at the time of exercising the Option.

9. “ Applicable Tax” shall mean Fringe Benefit Tax (FBT) or any other tax levied by the Government from time to time.

“F.B.T.” shall mean the amount of tax which has to be paid by the employee at the time of exercising the options. This is calculated at certain percentage on the differentiation of price being the grant price and the market price of the shares being quoted on the stock exchange on its vesting day. In case, there is no trading on the vesting day then the market price quoted on the previous working day will be considered for this calculation.

10. “Exercise Period” shall mean the time period within which the Options vested in an Employee have to be exercised by such Employee.

11. “Market price” of a share on a given date means the closing price of the shares on that date on the Stock Exchange in India where there is highest trading volume.

12. “Vesting” shall mean the process by which the Employee is given the right to apply for Equity Shares in the Bank against the Options granted to the Employee in pursuance of this ESOS.

13. “Compensation Committee” means a committee of Board of Directors of the Bank constituted by the Board in accordance with the applicable regulations/ laws.

14. The term “shares” or “Equity shares” shall mean equity shares of the Bank having a face value of Rs.10/- each per share.

CLAUSE B. COMPENSATION COMMITTEE

The Compensation Committee has pursuant to the powers granted to it and in accordance with the terms and conditions approved by the members of the Bank in the Annual General Meeting of the Bank held on the 16th June 2007 formulated this ESOS. In the event of any clarifications being required on the interpretation or application of this ESOS, the same shall be referred to the Compensation Committee. The decision of the Compensation Committee shall be final and binding in this regard. The Compensation Committee has also reserved the right to vary this Scheme as and when required, subject as always to the Securities and Exchange Board of India (Employee Stock Options Scheme and Employees Stock Purchase Scheme) Guidelines, 1999, as amended from time to time.

In the eventuality of any rights issue, bonus issues and other corporate actions, the Compensation Committee shall consider and approve such adjustment as to the number of options granted and / or to the exercise price as per the then applicable acts, rules and regulations.

CLAUSE C. ELIGIBILE EMPLOYEES

All Employees are eligible for the Grant of the Options. The total number of Options issued pursuant to this ESOS will be subject to a maximum of 10,000,000 (10 million only) Options. On Exercise of the Option in accordance with this ESOS, One Equity Share for each Option held by the Employee would be issued by the Bank.

All Employees to whom the Compensation Committee has resolved that the aforesaid Options be granted would be informed of the same by way of a separate communication by way of a separate letter or by way of an electronic mail. (except directors for the reasons mentioned in Clause P below)

An employee (including a director) who is a promoter or belongs to the promoter group shall not be eligible to participate in the ESOS.

A director either by himself or through his relative or through any body corporate directly or indirectly holds more than 10 % of the outstanding equity shares of the Bank shall not be eligible to participate in the ESOS.

Further, no single employee/director shall be granted options under the ESOS entitling such employee/director to equity shares in the Bank which would represent more than 1% of the paid-up share capital of the Bank as on the date of grant of options or 10% of the total number of options granted under the scheme. The minimum number of options that can be granted under the ESOS are zero.

CLAUSE D : CRITERIA FOR GRANT OF OPTIONS

While Granting the Options, the Compensation Committee has inter alia taken into consideration the grade, performance, merit, future potential contribution, conduct of the Employee and such other appropriate relevant factors. The Compensation Committee has decided that Options shall not be granted to Employees whose performance in the immediately preceding appraisal is evaluated as ‘unacceptable’.

CLAUSE E : DATE OF GRANT OF OPTIONS

The Compensation Committee at its meeting on the 27th June, 2007 has determined the Employees eligible for Grant of such Options and the number of such Options to be granted to such Employees. The Compensation Committee has determined the 27th day June, 2007 as the date of Grant of such Options.

CLAUSE F: PRICING

As approved by the Shareholders in the Annual General Meeting of the Bank held on the 16th June, 2007, the price of the options shall be the closing market price quoted on the immediately preceding working day of the date of grant of Options, on the stock exchange, where there is highest trading volume.

In accordance with the above criteria and the date of Grant of Option being 27th day June, 2007, the Price in respect of Options granted on 27th day June, 2007 is fixed at Rs 1098.70 (Rupees One Thousand and Ninety Eight and paise Seventy only/-) per Option / Equity Share.

CLAUSE G. VESTING OF OPTIONS

The Options Granted to the Employees pursuant to this ESOS will Vest in two stages:

STAGE I

50% of the Options rounded off to the nearest 100 shall Vest in the Employees on the 27th day June, 2008

STAGE II

Balance Options shall Vest in the Employees on the 27th day June, 2009

CLAUSE H. THE EFFECT OF DEATH, PERMANENT DISABLEMENT RESIGNATION AND TERMINATION OF THE EMPLOYMENT ON THE VESTING OF OPTIONS

No option shall Vest in any Employee if the employee ceases to be in the employment of the Bank before the date of Vesting of the Options except in the following cases:

1. Death of an employee

In case of a death of an Employee to whom the Options are Granted, all Options that have been Granted to the Employee shall be deemed to have been Vested in the Employee on the date of his / her death and shall be exercisable by his/her nominees and in the absence of any nominee, by the Employee’s legal heirs and successors. All such Options shall be exercisable by the legal heirs, successors and/or nominees, as the case may be, within a period of six months from the date of death of the Employee. To enable the Employees to nominate persons in respect of the Options, the Bank shall make available to the Employees specific nomination forms from time to time.

2. Permanent disablement

In case an Employee suffers a permanent disablement/incapacity while in employment and as consequence of it his/her employment with the Bank comes to an end, all the Options granted to him / her as on the date of permanent disablement/incapacitation, shall Vest in him / her on that date. All such Options shall be Exercisable within a period of six months from the date of such permanent disablement.

3. Resignation / Termination of employment

In the event of resignation or termination of the Employee, all Options not Vested as on that date shall forfeit. However the Employee shall be entitled to retain all the Vested Options and Exercise the same within a period of six months from the date of cessation of the employment. However such resignation or termination is not on account of misconduct or misdemeanour of the Employee. After expiry of six months, the vested options shall get lapsed, if not exercised. The Compensation Committee shall have absolute discretion in determining whether there has been any “misconduct” or “misdemanour” on part of the Employee and the decision of the Compensation Committee in this regard shall be final and binding on the Employee. If the resignation or termination of the Employee is attributable to misconduct / misdeamenour of the Employee, then in that event all Options Vested in the Employee shall forthwith lapse and the Employee shall not be entitled to Exercise such Options. Such options shall be liable to be forfeited by the Bank.

4. Retirement of an employee

In case the Employee, including a Director to whom the Options are Granted retires, or vacates his/her office upon reaching the age of supper annuation as per the Bank’s rules or upon expiry of any extension thereof or on account of any directives, statutory provisions, clarifications or guidelines of the Reserve Bank of India (other than a directive, provision, clarification or guideline relating to the misconduct or misdeamenour of an Employee) then in such case all Granted Options shall forthwith Vest in such Employee. However, the Employee shall Exercise the Options within a period of six months from the date of such retirement / vacating of the office, failing which the said options shall lapse.

5. Merger and Amalgamation

The Options granted hereunder shall not be affected by any takeover, merger, amalgamation of any other entity with the Bank. In the event of the Bank being merged or amalgamated into any other Entity or if there is any material and sizable change in the controlling interest / shareholdings held by the promoters of the Bank or if any investor acquires more than 12% of the paid-up share capital of the Bank either by itself or together with relatives / group companies / entities acting in concert, then in such an event, all Options granted shall forthwith Vest in the Employees and they shall be entitled to Exercise the same forthwith.

CLAUSE I. EXERCISING OF OPTIONS

Save and except as mentioned in clause H, Employees may Exercise Vested Options, before the expiry of two years from the respective date(s) of Vesting of the Options. At the time of Exercising the Options, the Employees shall apply for a minimum of 200 shares or the entire unexercised Vested Options held by the Employee on such date, whichever is less.

The mode and manner of the Exercise of the Options shall be communicated separately to the Employees. On Exercise of the Options the Employee shall forthwith pay to the Bank the Price which includes the grant price plus the F.B.T. amount or any other amount which the Bank has an option to recover from its past and present employees. The Bank shall be entitled to recover the Price by debiting the salary/saving/other account of the employees with the Bank. The Employee shall issue necessary authorisations to the Bank in this regard. In case the Employee does not have an account with the Bank then the Bank shall accept the exercise price by such other means acceptable to the Bank

It is hereby clarified that the Options can be Exercised only after they are Vested in the Employees and the allotment in respect thereof shall be made within 21 days from the last date specified for the exercise of options in each month / period. The data of Options Exercised during a particular calendar month shall be computed and furnished to the stock exchanges for listing permission immediately thereafter or in accordance with the provisions of the regulations of the stock exchange then in force. Trading of such shares shall be subject to the approval of the stock exchanges. Hence if an Option is exercised at any time between 1st of any month till the last date specified for exercise of options for that month, the allotment shall be made within 21 days from the said last date specified for exercise of options for that month. The data for the said calendar month shall be computed thereafter and provided to the stock exchanges for listing purposes.

In case of employees who intend to go on long leave, they may request the ESOP Manager to subscribe for the shares on their behalf. ESOP Manager would insist on authority letter in this regard. The shares will be issued and allotted in the name of such employees.

The above period of the calendar month may in the discretion of the Compensation Committee be modified from time to time.

CLAUSE J. LAPSE OF OPTIONS AND GRANTING THEREOF

Without prejudice to the provisions of clause H, the options vested in an Employee shall lapse upon the expiry of two years from the date of such Vesting. If the Options are not exercised by the Employees concerned within a period of two years from the date of Vesting of such Options, the right of the Employee to apply for Option / Equity Shares shall stand forfeited and such options shall forthwith lapse.

In the event of any Options lapsed pursuant to the provisions of Clause Nos. H and J, the said lapsed Options shall be available to the Compensation Committee for Grant to such other Employees as the Compensation Committee may deem fit. Provided that the Price of such Options shall be computed from the date of Grant of such Options and not in accordance with the Price under this Scheme.

CLAUSE K. CASHLESS EXERCISE

Notwithstanding anything contained in Clause I, in case any Employee is desirous of Exercising Options Vested in him / her, the Bank may permit the empanelled stock brokers of the Bank, to fund the payment of the Price which shall be adjusted against the sale proceeds of some or all the Shares that would be required to be sold / transferred. To enable the Employee to avail of this procedure of Cashless Exercise the Compensation Committee shall be entitled to frame such rules, regulations and guidelines in this regard from time to time.

CLAUSE L. NON - TRANSFERABILITY OF THE OPTIONS

The Options granted to an Employee shall not be transferable by the Employee to any other person. Except in case of death of an Employee, no other person shall be entitled to exercise the Option in lieu of or on behalf of or in trust for the Employee.

The Option granted to an Employee shall not be hypothecated, mortgaged or otherwise alienated in any other manner.

CLAUSE M. TAX - LIABILITY

The liability of paying tax, if any, on the options granted / vested / exercised/ allotted pursuant to this ESOS- X and the shares issued pursuant to exercise of options, shall be entirely on the employees and shall be in accordance with the provisions of the Income Tax,

Act, 1961 and the rules framed there under. The Bank also has an option to recover the tax amount whether by way of FBT or otherwise from its past and present employees. In the event of any amendments or modifications to the provisions of the Income Tax Act, 1961 and / or the rules framed there under as existing on the dates of this ESOS-X the Compensation Committee shall have the power to amend or modify this ESOS-X at a suitable time without consent of the employees or shareholders as the case may be, in order to ensure that the Bank is in the same position as it would have been had the amendments or modifications in the Income Tax act, 1961 and / or rules framed there under have not been made.

The Bank shall be entitled to recover from its employees any tax that may be levied on the Bank from time to time by any regulatory authorities during granting / vesting / exercising / allotting of options.

CLAUSE N. RIGHTS AS A SHAREHOLDER

The Employee shall not be able to exercise any rights of a shareholder in respect of the Options granted to him / her until he / she is allotted the requisite Equity Shares upon his/her exercising the Option so granted to him / her in accordance with this ESOS. However, all the Option grantees will receive communications as per the SEBI (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999, as amended from time to time.

No Employee shall have a right to receive any dividend or to vote at any meeting of the Bank or in any manner enjoy the benefits of a shareholder in respect of Options Granted or Vested in the Employee, until and unless Equity Shares are allotted to the Employee upon Exercise of the Options. All Equity Shares of the Bank issued consequent to such Exercise shall rank on pari-passu basis (i.e. on par with and with the same rights and benefits of) with the then existing Equity Shares of the Bank.

CLAUSE O. INTERPRETATION

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, or in connection with this ESOS shall be referred to the Compensation Committee and shall be determined by the Compensation Committee and any such determination / decision/interpretation by the Compensation Committee shall be binding on all persons affected thereby.

CLAUSE P. REGULATORY APPROVALS

The ESOS shall be subject to such regulatory approvals as may be required from time to time.

It is further clarified that Granting of Options to directors shall be subject to the approval of Reserve Bank of India. On receipt of the approval referred to above, the intimation of receipt of such approval and the Grant of the Options shall be given to such directors. Provided that the date of Grant of the Options to such directors shall be in any event deemed to be the 27th day June, 2007 at the Price mentioned in clause F.